Exhibit 10.1

Definitive Oil Property Acquisition and Financing Agreement

This Definitive Oil Property Acquisition Agreement (“Agreement”) is entered into by and between the Akoranga AG, a Swiss corporation and affiliates and subsidiaries thereof (“AKORANGA”), and Spectral Capital Corporation (“Spectral”).  All amounts under this Agreement shall be in Canadian Dollars.  This agreement shall have an effective date of December 31, 2012, but is subject to cancellation until March 10, 2013.

Whereas, Spectral acquired a 60% interest in that certain oil and gas leasing property in the Red Earth Region of Alberta, Canada, together with associated permits, roads, improvements, existing well-bore, pump jack and equipment (“Shamrock”) for the sum of $750,000 plus the assumption of debt of approximately $2,000,000 on January 31, 2012;
Red Earth, Alberta .

And Whereas, Spectral acquired in May, 2012, a 60% interest in that certain oil and gas lease for a property located in the Red Earth Region of Alberta, Canada, from the Canadian government identified as Lease Number 5-10-92: 4;7-9,15-19 for approximately $200,000 (the “Auction Lease”).

And Whereas, AKORANGA acted as Spectral’s intermediary and agent in this process;

And Whereas, Spectral desires to sell its interests in Shamrock and the Auction Lease (together the “Properties”) to AKORANGA and AKORANGA desires to buy Spectral’s interests in the properties for the sum of $950,000 plus the assumption, by AKORANGA, of any associated debt, which had amounted to $2,000,000.

Therefore, be it resolved by the parties as follows:

1. Acquisition.  Spectral hereby sells all its right, title and interest in the Properties to AKORANGA for the sum of $950,000 plus the assumption by AKORANGA from Spectral of any debt or financing obligations, including the assumption of the $2,000,000 in debt associated with Shamrock.

2. Financing.  AKORANGA has advanced $626,022 USD to Spectral as of September 30, 2012.  AKORANGA hereby forgives this indebtedness as part of the payment for the Properties.  The remaining approximately$323,978 CAD will be paid by AKORANGA to Spectral within 12 months and shall not bear interest.  AKORANGA hereby assumes all debts associated with the Properties.

3. Definitive Agreement.  This is the Definitive Agreement that governs the relationship between the Parties and the Parties agree that any agents/subsidiaries or counterparties shall cooperate toward the completion of this Definitive Agreement.

4. Sale of the Properties by AKORANGA.  AKORANGA covenants not to sell or transfer any of its interests in the Properties until the balance of the purchase price hereunder has been paid.

5. Representations, Indemnity and Warranties. AKORANGA hereby represents that it is familiar with the Properties and has done its own due diligence.  AKORANGA understands that Spectral makes no warranties as to title or otherwise regarding the Properties and that all Spectral is doing is conveying its interests therein.  Spectral and AKORANGA represents each has the authority to enter into this Definitive Agreement. AKORANGA hereby indemnifies Spectral for any and all losses, expenses or costs incurred by Spectral for AKORANGA’s failure to service any assumed debt obligation hereunder.

6. Miscellaneous.   This Agreement shall be governed by the laws of the Province of Alberta without regard to conflicts of laws.    This Agreement can be signed in counterparts, each of which must be made a complete instrument.

Agreed and accepted as of the date first written above:

AKORANGA INC. AND AFFILIATED COMPANIES

X______________________________________________________
Jenifer Osterwalder
Managing Director

SPECTRAL CAPITAL CORPORATION

X______________________________________________________
Jenifer Osterwalder
President and CEO